Exhibit 99.1

Advent Completes Acquisition of Black Diamond Performance Reporting

 Acquisition Accelerates Company’s Advisory Strategy with Addition of Purpose-Built Solutions for Advisors

SAN FRANCISCO and JACKSONVILLE — June 2, 2011 — Advent Software, Inc. (NASDAQ: ADVS), a leading provider of software and services for the investment management industry, announced that as of June 1, 2011, it completed its acquisition of Black Diamond Performance Reporting, LLC (“Black Diamond”), a leading provider of web-based, outsourced portfolio management and reporting platforms for independent advisors. Under the terms of the agreement, which were previously announced on May 12, 2011, Advent has acquired all of the outstanding ownership units of Black Diamond for approximately $73 million in cash.

Black Diamond is now a distinct business group within Advent, chartered with setting the Company’s strategy for delivering value and innovation to US advisory firms. Black Diamond’s existing management team, led by Reed Colley, Black Diamond’s Founder and CEO, will direct the Black Diamond business group. Advent will continue to invest in and evolve the Black Diamond platform, as well as its Advent Portfolio Exchange® (APX)/Advent OnDemand®, Axys®, Moxy ®, and Geneva® platforms, with each serving distinct client segments: advisors, asset managers, and alternative managers.

“Since we founded Black Diamond, our mission has been to develop technology solutions that help advisors be great, and this acquisition is an opportunity to further our ability to deliver on that promise,” said Mr. Colley. “As we’ve talked to clients around the country about our vision for the future and our commitment to the market, the engagement and feedback has been amazing. Our clients have told us that they want to see us continue to innovate and to keep delivering personalized service, and that’s exactly what we intend to do. I’m confident that, as a part of Advent, we will be able to accelerate plans to build on what we’ve created and push it to another level.”

“For more than 25 years, Advent has been a pioneer in developing purpose-built solutions to help the investment management industry find solutions for mission critical problems. From hedge funds and asset managers through advisors, we know that there is no one-size-fits-all solution, and the best way to provide effective solutions is to stay close to the unique needs of each client base we serve,” said Advent’s President Pete Hess. “Black Diamond understands the business of advisors and has been laser focused on applying innovation in product and services to bring new solutions to this market. We intend to fuel that focus by supporting the culture and spirit that make it possible for Black Diamond to continuously deliver superior solutions for advisors.”

Complementing the Company’s portfolio management, accounting, trading and compliance platforms are Advent’s robust data services offerings, as well as Tamale RMS®, Advent’s industry-leading research management solution (RMS), which will continue to operate as its own business group focused on driving adoption of RMS across all segments of the investment management industry.

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About Black Diamond Performance Reporting

Black Diamond is a leading provider of Web-based, outsourced portfolio management and reporting platforms to independent advisors, wealth managers, banks, broker-dealers and family offices. Founded in 2003, Black Diamond currently reports on over $75 billion in advisor assets and is a pioneer in delivering daily reconciliation and performance reporting services through a dynamic, user-friendly and customizable platform.  Black Diamond has been recognized as a top ten fastest-growing firm in Northeastern Florida for the past two years and one of the top three Best Places to Work in Jacksonville by the Jacksonville Business Journal.  Black Diamond Performance Reporting is headquartered in Jacksonville, Florida, with offices in Dallas, Denver, Philadelphia, New York and San Francisco.  For more information about Black Diamond services visit http://www.blackdiamondreporting.com.

About Advent

Advent Software, Inc., a global firm, has provided trusted solutions to the world’s financial professionals since 1983.  Firms in more than 50 countries count on Advent technology to run their mission-critical operations.  Advent’s quality software, data, services and tools enable financial professionals to improve service and communication to their clients, allowing them to grow their business while controlling operational risks and costs.  Advent is the only financial services software company to be awarded the Service Capability and Performance certification for being a world-class support and services organization.  For more information on Advent products visit http://www.advent.com/about/resources/demos/pr.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements in this press release include, without limitation, statements regarding: the expected benefits and results of the acquisition; Black Diamond’s expected financial contributions to revenues and earnings; Advent’s leadership and market position; Advent’s scale, resources, expertise and presence; Advent’s products and services; and Advent’s customers; and other matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or levels of stock repurchases to differ materially from that expressed or implied by this press release.  Such risk factors include, among others: difficulties encountered in integrating merged businesses and achieving expected synergies; whether certain market segments grow as anticipated; Advent’s ability to retain key employees; the competitive environment of the software industry and competitive responses to the proposed merger; and whether the companies can successfully develop new products and the degree to which these gain market acceptance.  Actual results may differ materially from those contemplated in the forward-looking statements in this press release.  Additional information concerning these and other risk factors is contained in Advent’s most recently filed quarterly report on Form 10-Q and 2010 annual report on Form 10-K.  The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Advent logo, Advent Software, Advent Portfolio Exchange, Moxy, Advent OnDemand, Axys, Geneva, and Tamale RMS are registered trademarks of Advent Software, Inc.  All other company names or marks mentioned herein are those of their respective owners.

Contacts

Advent Software:

Smita Topolski

(415) 645-1668

stopolsk@advent.com